Peoples Bancorp

            Accountants' Report and Consolidated Financial Statements

                        September 30, 2005, 2004 and 2003

                                 Peoples Bancorp
                        September 30, 2005, 2004 and 2003


Contents

    Five Year Summary of Selected Financial Data...............................2

    Management's Discussion and Analysis.......................................3

     Statement of Managements' Responsibility.................................12

    Report of Independent Registered Public Accounting Firm...................13

    Consolidated Financial Statements

        Balance Sheets........................................................14

        Statements of Income..................................................15

        Statements of Stockholders' Equity....................................16

        Statements of Cash Flows..............................................17

        Notes to Financial Statements.........................................18


                                        SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY


                                                                           September 30
                                      ----------------------------------------------------------------
                                            2005       2004         2003         2002         2001
                                      ------------ ------------ ------------ ------------ ------------
Financial Condition Data:
   Total assets                       $488,617,542 $491,445,300 $502,920,006 $506,460,255 $479,412,813
   Loans receivable including loans
        held for sale, net             355,854,443  360,454,908  356,953,361  385,019,764  403,627,702
   Investments and other
      interest-earning assets          106,786,121  109,254,698  122,104,691   97,439,040   53,306,663
   Deposits                            360,243,356  370,824,854  380,115,884  379,936,471  368,479,589
   Borrowed funds                       60,131,225   53,421,460   56,749,653   62,292,774   49,476,688
   Stockholders' equity                 65,184,382   64,991,560   63,924,854   60,846,197   58,053,551

                                                           For Year Ended September 30
                                      ----------------------------------------------------------------
                                       2005          2004         2003         2002         2001
                                      ------------ ------------ ------------ ------------ ------------
Operating Data:
   Interest income                    $ 26,949,339 $ 26,866,634 $ 29,748,296 $ 33,365,200 $ 35,560,673
   Interest expense                     10,463,071   10,335,942   12,147,419   15,704,094   19,761,387
                                      ------------ ------------ ------------ ------------ ------------
   Net interest income                  16,486,268   16,530,692   17,600,877   17,661,106   15,799,286
   Provision
      for losses on loans                   67,144       40,374      537,181      347,862      353,936
                                      ------------ ------------ ------------ ------------ ------------
   Net interest income
      after provision
      for losses on loans               16,419,124   16,490,318   17,063,696   17,313,244   15,445,350
   Other income                          2,033,744    1,646,944    2,713,522    2,205,742    1,804,949
   Other expenses                       12,134,978   11,411,108   11,032,427   10,656,380    9,689,079
                                      ------------ ------------ ------------ ------------ ------------
   Income before income taxes            6,317,890    6,726,154    8,744,791    8,862,606    7,561,220
   Income tax expense                    2,188,283    1,991,957    2,995,486    3,457,625    2,873,175
                                      ------------ ------------ ------------ ------------ ------------
   Net income                         $  4,129,607 $  4,734,197 $  5,749,305 $  5,404,981 $  4,688,045
                                      ============ ============ ============ ============ ============

   Basic earnings per share                  $1.23        $1.40        $1.67        $1.56        $1.33
                                      ============ ============ ============ ============ ============

    Diluted earnings per share               $1.22        $1.39        $1.66        $1.56        $1.32
                                      ============ ============ ============ ============ ============

   Dividends per common share                $0.73        $0.69        $0.65        $0.61        $0.57
                                      ============ ============ ============ ============ ============

Other Data:
   Average yield
      on interest-earning assets             5.74%        5.68%        6.21%        7.25%        8.04%
   Average cost
      of interest-bearing liabilities        2.44         2.39         2.76         3.69         4.82
                                      ------------ ------------ ------------ ------------ ------------
   Interest rate spread                      3.30%        3.29%        3.45%        3.56%        3.22%
                                      ============ ============ ============ ============ ============

   Number of full service banking offices       15           15           15           15           14
   Return on assets (net income divided
      by average total assets)                0.84%        0.95%        1.14%        1.11%        0.99%
   Return on equity (net income divided
      by average total equity)               6.31%         7.41%        9.19%        9.14%        8.17%
   Dividend payout ratio
      (dividends per common share divided by
      basic net income per common shar      59.34%        49.29%       38.92%       39.10%       42.86%
   Equity to assets ratio (average total equity
      divided by average total assets)      13.25%        12.87%       12.39%       12.15%       12.17%


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Forward Looking Statements

     This Annual Report contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and include statements regarding the intent, belief, outlook, estimate or expectations of Peoples Bancorp (the "Company"), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, unanticipated conversion expenses, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.

Overview

     Peoples Bancorp had net income of $4,129,607 or $1.23 basic earnings per share for the year ended September 30, 2005. Several factors combined to reduce earnings from the prior year's level of $1.40 per share. As interest rates continued to rise this year, fewer borrowers were refinancing mortgage loans. Since many of these loans had already been refinanced in the prior year, interest income was reflected at the lower rates. As deposit products repriced at higher rates, the net interest margin continued to be compressed. Also, fewer refinancings lead to fewer loan sales, reducing the gains on these sales, and further reducing income. Management is aware of these pressures on income, and expects them to continue in the coming year. As many consumers now have very low interest mortgage loans, prepayments will probably slow down, and demand for new loans will stay slow. This slower loan demand may depress loan sales, and further reduce gains recognized on loan sales.

     To offset these negative pressures on earnings, the Company will continue to closely monitor costs. The Check Clearing for the 21st Century Act (Check 21) offers potential cost savings in the processing of check products by presenting electronic images rather than actual paper checks. This eliminates the need to transport paper items from place to place, and increases the efficiency of the process. The Company has made a significant investment in equipment to take full advantage of Check 21, and began using the Check 21 clearing process early in fiscal year 2006.

     The Company continues to invest in technology to reduce costs and improve customer service. Internet banking/bill pay was implemented last year to give customers access to their accounts at any time. Additionally, this will soon enable customers to access account statements and check images on line. This service addition should result in cost savings for the Company in postage and mailing costs, as well as providing excellent service to customers. Management believes the combination of new technology with excellent customer service will position the Company for continued success in the future.

Critical Accounting Policies

     The notes to the consolidated financial statements contain a summary of the Company's significant accounting policies presented on pages 18-40 of the annual report for fiscal year 2005. Certain of these policies are important to the portrayal of the Company's financial condition and results of operations, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are significant and inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses ("ALL") and accounting for goodwill.

Allowance For Loan Losses

     The ALL is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on a monthly basis. This review is based on specific identified risks or anticipated losses in individual loans, a percentage factor based on the classification of certain loans, and managements' analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and changes in delinquency levels.

     Credits are evaluated individually based on degree of delinquency and/or identified risk ratings of special mention or worse. Credits with delinquency levels of less than 60 days and risk ratings of satisfactory/monitor or better, are reviewed in the aggregate. Percentage factors applied to individual credits are based on risk rating, the type of credit and estimated potential losses in the event liquidation becomes necessary. Percentage factors applied to loans reviewed in the aggregate are based solely on the type of credit. Anticipated losses on loans transferred to real estate owned are recognized immediately upon recording the asset.

     The ALL also includes a component based on management's assumptions of changes in risk in non-quantifiable areas such as market conditions, property values, employment conditions and perceived changes in overall portfolio quality due to changes in concentration, underwriting changes and both national and regional trends.

     External factors such as increases in unemployment, regional softness in property values and increasing national numbers in bankruptcy and internal factors such as the continuing increase in the commercial loan portfolio, increasing unsecured delinquency and charge offs may result in

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


larger losses in current economic conditions. Charge-offs have remained stable over the last five years at $50-$200 thousand, with the exception of 2003 when a large charge-off was taken on a commercial loan caused by fraud on the part of the borrower. Management believes its process for identifying specific risks in the portfolio is adequate and appropriate, however, as in the case of the commercial loan charge-off, fraud on the part of borrowers cannot always be anticipated by the Banks. Changes in loan concentration, delinquency and portfolio are addressed through the variation in percentages used in calculating the ALL for various types of credit as well as individual review of "high risk" credits and large loans.

Accounting for Goodwill

     Goodwill is no longer amortized by the Company but instead is tested annually for impairment. The impairment testing involves estimating the implied fair value of the goodwill and comparing to the carrying amount. If the implied fair value is less than the carrying value, goodwill impairment is indicated and goodwill is written down to the implied fair value.

General

     The Company is an Indiana corporation organized in October 1990 to become the thrift holding company for Peoples Federal Savings Bank ("Peoples"). Effective February 29, 2000 the Company purchased Three Rivers Financial Corp. and its wholly owned subsidiary, First Savings Bank ("First Savings"). The Company is the sole stockholder of Peoples and First Savings ("collectively Banks"). Peoples conducts business from its main office in Auburn and in its eight full service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, Topeka, and Waterloo, Indiana. Peoples offers a full range of retail deposit services and lending services to northeastern Indiana. First Savings conducts business from its main office in Three Rivers, Michigan and its five full service offices in Three Rivers, Schoolcraft and Union, Michigan and Howe and Middlebury, Indiana. The Company's primary business activity is being the holding company for Peoples and First Savings.

     The Company's earnings are primarily dependent upon the earnings of the Banks. Historically, the principal business of savings banks, including Peoples and First Savings, has consisted of attracting deposits from the general public and making loans secured by residential real estate. The Banks' net earnings are contingent on the difference or spread between the interest earned on their loans and investments and the interest paid on its consumer deposits and borrowings. Prevailing economic conditions, government policies, regulations, interest rates, and local competition also significantly affect the Banks.

     Interest income is a function of the balance of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and the rates paid on such deposits and borrowings. The Banks' earnings are also affected by gains and losses on sales of loans and investments, provisions for loan losses, service charges, income from subsidiary activities, operating expenses and income taxes.

     On a yearly basis, the Company updates its long-term strategic plan. This plan includes, among other things, the Company's commitment to maintaining a strong capital base and continuing to improve the organization's return on assets through asset growth and controlling operating expenses. Continued careful monitoring of interest rate risk is also cited as an important goal. As a result, continued origination of short-term consumer and installment loans, prime plus equity loans, adjustable rate mortgage loans, and fixed-rate real estate loans with original terms of 15 years or less are emphasized.

     The   following   table   sets   forth   the   weighted-average   yield  on
interest-earning assets and the weighted-average rate on interest-bearing liabilities for the years ending September 30, 2005, 2004, and 2003.

                                           September 30
                                   ----------------------
                                   2005     2004   2003
                                   ------  ------- ------
Weighted average interest rate on:
     Loans                         6.42%   6.44%   7.09%
     Securities                    3.56    3.31    3.69
     Other interest-earning assets 3.49    2.49    2.03
     Combined                      5.74    5.68    6.21
Weighted average cost of:
     NOW and savings deposits      0.77    0.73    0.86
     Certificates of deposit       3.07    2.91    3.42
     Borrowings                    5.31    5.41    5.36
     Combined                      2.44    2.39    2.76
Interest rate spread               3.30    3.29    3.45
     interest-earning assets       3.51    3.49    3.67

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Asset and Liability Management

     The Banks, like other savings banks, are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as noninterest income. This has become evident over the past year as the Federal Reserve has continued to raise short-term interest rates, and interest expense has risen more quickly than interest income, causing lower net interest income.

     Historically, all of the Banks' real estate loans were made at fixed rates. More recently, the Banks have adopted an asset and liability management plan that calls for the origination of residential mortgage loans and other loans with adjustable interest rates, the origination of 15-year or less residential mortgage loans with fixed rates, and the maintenance of investments with short to medium terms. In addition, Peoples has begun selling loans on the secondary market through the Federal Home Loan Bank of Indianapolis. This results in fee income on the initial sale, as well as lowering interest rate risk since the long-term asset is no longer held in Peoples portfolio. First Savings has been selling loans on the secondary market for some time. This strategy, however, is also being impacted by higher interest rates as fewer people are in the market for mortgage loans that can then be sold. In order to offset these decreased earnings, management is emphasizing cost control wherever possible, and will continue to look for sources of fee income that are unaffected by interest rates.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Institutions that do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Under the regulation, institutions that must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal". The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     Presented below, as of September 30, 2005 and 2004, is an analysis performed by the OTS of Peoples' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points. At September 30, 2005 and 2004, 2% of the present value of Peoples' assets were approximately $7.7 million and $7.8 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $10.0 million at September 30, 2005 and $10.3 million at September 30, 2004, Peoples Federal would have been required to make a deduction from its total capital available to calculate its risk based capital requirement at September 30, 2005 and 2004 if the OTS's regulation had been enacted.

                          Peoples Federal Savings Bank
                   Interest Rate Risk As of September 30, 2005
                             (dollars in thousands)
   Changes                      Market Value
  in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp            38,116     (16,452)        -30%      10.55%        (360)
+200 bp            44,551     (10,018)        -18%      12.03%        (212)
+100 bp            50,236      (4,332)         -8%      13.27%         (88)
   0 bp            54,569           -            -      14.15%           -
-100 bp            57,170       2,601           5%      14.61%          47
-200 bp            57,462       2,893            0           0          42

          Peoples Federal Savings Bank Interest Rate Risk As of September 30, 2004 (dollars in thousands) Changes Market Value in Rates $ Amount $ Change % Change NPV Ratio Change +300 bp 37,608 (17,540) -32% 10.40%
          (381) +200 bp 44,829 (10,319) -19% 12.06% (215) +100 bp 50,731 (4,417)
          -8%  13.32%  (88)  0 bp  55,148  - -  14.20%  - The  following,  as of
          September 30, 2005 and 2004, is the same analysis performed by the OTS of First Savings' interest rate risk. At September 30, 2005 and 2004, 2% of the present value of First Savings' assets were approximately $1.9 million and $2.4 million. The interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $.9 million at September 30, 2005, and 2004. At September 30, 2005 and 2004, 2% of the present value of First Savings assets exceeded the 200 basis point decrease of $.9 million, therefore no reduction of capital would be required.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                               First Savings Bank
                   Interest Rate Risk As of September 30, 2005
                             (dollars in thousands)
   Changes                      Market Value
  in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp            16,315       (1,830)       -10%      15.07%        (100)
+200 bp            17,221        (924)         -5%      15.66%         (41)
+100 bp            17,862        (283)         -2%       6.01%          (6)
   0 bp            18,145           -            -      16.07%           -
-100 bp            18,054         (91)         -1%      15.83%         (24)
-200 bp            17,715        (430)         -2%      15.39%         (67)

                               First Savings Bank
                   Interest Rate Risk As of September 30, 2004
                             (dollars in thousands)
   Changes                      Market Value
  in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp            15,153       (2,015)       -12%      13.32%        (106)
+200 bp            16,242        (927)         -5%      14.01%         (37)
+100 bp            16,908        (260)         -2%      14.35%          (2)
   0 bp            17,168           -            -      14.38%           -
-100 bp            16,850        (319)         -2%      13.97%         (40)


     In evaluating the Banks' exposure to interest rate risk, certain shortcomings, inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing tables.

 Loans, Non-performing Assets and Summary of Loan Loss Experience

     The following table presents the composition of the loan portfolio at September 30, 2005 and September 30, 2004 (in thousands):

                                  September 30, 2004      September 30, 2003
                           -----------------------------------------------------
TYPE OF LOAN                 AMOUNT   Percent of Total  AMOUNT  Percent of Total
                           ---------- ---------------- --------- ---------------
Residential:                              (Dollars in thousands)
     Single family units    $289,321       80.0%         $288,452         78.8%
     2-4 family units          1,512        0.4%            1,550          0.4%
     Over 4 family units       2,105        0.6%            2,401          0.7%
Home Equity Lines of Credit   24,550        6.8%           23,227          6.3%
Commercial real estate        19,752        5.5%           22,447          6.1%
Land acquisition and
     development               2,442        0.7%            1,683          0.5%
Consumer and other loans      21,272        5.9%           25,558          7.1%
Loans on deposits                739        0.2%              675          0.2%
                           ----------  ---------------- ----------  ------------
Less:                        361,693       100.0%         365,993        100.0%
                           ----------  ---------------- ----------  ------------
Undisbursed portion
     of loans                  3,361                        2,440
Deferred loan fees and
     discounts                 1,216                        1,434
                           ----------                    ---------
                               4,577                        3,874
                           ----------                    ---------
Total loans receivable       357,116                      362,119
Allowance for losses
     on loans                  1,967                        1,958
                           ----------                   ----------
Net loans                   $355,149                     $360,161
                           ==========                   ==========

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     Non-performing assets at September 30, 2005 and 2004 are as follows (in thousands)

                                       September 30, 2005    September 30, 2004
Non-accruing loans                            $ 1,042                 $ 493
Loans contractually past due 90 days
     or more other than nonaccruing               126                    26
Real estate owned (REO)                         1,061                   940
Restructured loans                                797                   922
                                          ------------          ------------
                                              $ 3,026               $ 2,381
                                          ============          ============

     It is the Company's policy to carry REO at net realizable value. After repossession, appraised value is reduced for estimated repair and selling costs, and the net amount is the carrying value of the property. Any changes in estimated realizable value after the initial repossession, are charged to a specific loss reserve account for REO. The increase in non-accrual loans since September 30, 2004 is primarily from the 1 to 4 family portion of the loan portfolio, and management believes the increase has been appropriately considered in determining the adequacy of the allowance for loan losses at September 30, 2005. There have been no significant changes in potential problem loans since September 30, 2004. Net charge-offs for the years ended September 30, 2005 and 2004 were $59,090 and $192,571, respectively.

     The allowances for loan and real estate owned losses represent amounts available to absorb losses inherent in the portfolio. Such allowances are based on management's continuing review of the portfolios, historical charge-offs, current economic conditions, and such other factors, which in management's
judgment  deserve  recognition  in  estimating  losses.  In  addition,   various
regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowances based on their judgment about the information available to them at the time of their examination. Provisions for losses are charged to earnings to bring the allowances to levels considered necessary by management. Losses are charged to the allowances when considered probable, or in the case of REO, at the time of repossession or when additional impairment is identified. Overall, the general composition of the loan portfolio has remained similar to the prior year with no significant shift of risk between components of the loan portfolio that would impact the calculation of the allowance for loan losses. Net charge-offs for the last five years have remained consistently at $50-$200 thousand, with the exception of 2003. The charge-off figure for 2003 was higher than normal due to a large commercial loan that was charged off. This charge-off had not been identified during the normal loan review process as a potential loss due to fraud on the part of the borrower. Management believes that the allowances are adequate to absorb known and inherent losses in the portfolios. No assurance can be given, however, that economic conditions which may adversely affect the Company's markets or other circumstances, such as the aforementioned fraud, will not result in future losses in the portfolios.

Net Interest Income

     Net interest income decreases during periods when the spread is narrowed between the Company's weighted-average rate at which new loans are originated and its weighted-average cost of liabilities. In addition, the Company's ability to originate and sell mortgage loans is affected by market factors such as interest rates, competition, consumer preferences, the supply of and demand for housing, and the availability of funds.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     The following table sets forth the weighted-average yields earned on the Company's assets and the weighted-average rate paid on deposits and borrowings.


                                                                  Years ended September 30
                                                                   (Dollars in Thousands)
                                   ----------------------------------------------------------------------------------
                                                   2005                      2004                       2003
                                   -------------------------- --------------------------- ---------------------------
                                     Average  Interest          Average   Interest          Average   Interest
                                   Outstanding Earned/ Yield/ Outstanding  Earned/ Yield/ Outstanding Earned/ Yield/
                                     Balance    Paid    Rate    Balance     Paid    Rate    Balance    Paid    Rate
--------------                     ---------- -------- ------ ---------- -------- ------- ---------- ------- -------
Interest-earning assets:
    Loans(1)                        $357,340   $22,958  6.42%  $361,821   $23,313    6.44%  $372,071 $26,376   7.09%
    Investment securities(2)          98,576     3,508  3.56     94,575     3,135    3.31     72,112   2,661   3.69
    Other interest-earning assets     13,850       483  3.49     16,829       419    2.49     34,942     711   2.03
                                   ---------- --------         --------- ---------          -----------------
    Total interest-earning assets    469,766    26,949  5.74    473,225    26,867    5.68    479,125  29,748   6.21
                                              --------                   ---------                   --------
Allowance for loan losses             (1,964)                    (2,045)                      (2,114)
Other assets                          26,158                     27,681                       27,679
                                   ----------                  ---------                    ---------
Total Assets                        $493,960                   $498,861                     $504,690
                                   ==========                  =========                    =========

Interest-bearing liabilities:
     NOW and savings deposits       $170,494    $1,308  0.77   $167,450    $1,218    0.73   $160,789  $1,377   0.86
     Certificates of deposit         201,766     6,197  3.07    209,004     6,075    2.91    218,365   7,479   3.42
     Borrowings                       55,748     2,958  5.31     56,266     3,043    5.41     61,392   3,291   5.36
                                   ---------- --------         --------- ---------          -----------------
 Total interest-bearing liabilities  428,008    10,463  2.44    432,720    10,336    2.39    440,546  12,147   2.76
                                              --------                   ---------                   --------
Other liabilities                        506                      2,217                        1,602
Stockholders' equity                  65,446                     63,924                       62,542
                                   ----------                  ---------                    ---------
Total Liabilities and
     Stockholders' equity           $493,960                   $498,861                     $504,690
                                   ==========                  =========                    =========

Net interest income/spread                     $16,486  3.30              $16,531    3.29            $17,601   3.45
                                              ========                   =========                   ========
Net yield on interest earning assets                    3.51%                        3.49%                     3.67%

(1) Average balances include nonaccrual balances.

(2) Yield on investment securities is computed based on amortized cost.

     The Company has supplemented its interest income through purchases of investment securities when appropriate. Such investments include U. S. Government securities, including those issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Government National Mortgage Association ("GNMA"), and state and local obligations. This activity (a) generates positive interest rate spreads on large principal balances with minimal administrative expense; (b) lowers the credit risk of the Banks' loan portfolios as a result of the guarantees of full payment of principal and interest by FHLMC, FNMA, and GNMA;
(c) enables the Banks to use securities as collateral for financings in the capital markets; and (d) increases the liquidity of the Banks.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     In addition to changes in interest rates, changes in volume can have a significant effect on net interest income. The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Banks' interest income and expense for the periods indicated. For the purposes of this table, changes attributable to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate. Tax-exempt income was calculated using actual rates and not adjusted for the tax effects.

                                          Years ended September 30,
                              --------------------------------------------------
                                       2005 vs 2004               2004 vs 2003
                              ------------------------- ------------------------
                                Increase                   Increase
                               (Decrease)      Total      (Decrease)      Total
                                 Due to       Increase      Due to      Increase
                              ---------------          --------------
                              Volume Rate   (Decrease) Volume   Rate  (Decrease)
                              ------ ------ --------- -------- -------- -------
Interest income from:
 Loans                        $(284)  $(71)   $(355)   $(708)  $(2,355) $(3,063)
 Investment securities          134    239      373      682      (208)     474
 Other interest-earning assets  (50)   114       64     (658)      365     (293)
                              ------ ------  -------  -------  -------- --------
 Total interest income         (200)   282       82     (684)   (2,198)  (2,882)
                              ------ ------  -------  -------  -------- --------
Interest expense from:
  NOW and savings deposits       22     68       90       60      (220)    (160)
  Certificates of deposit      (211)   333      122     (313)   (1,091)  (1,404)
  Borrowings                    (28)   (57)     (85)    (280)       32     (248)
                              ------ ------  -------  -------  -------- --------
  Total interest expense       (217)   344      127     (533)   (1,279)  (1,812)
                              ------ ------  -------  -------  -------- --------
Net interest income (expense) $  17   $(62)   $ (45)   $(151)  $  (919) $(1,070)
                              ====== ======  =======  =======  ======== ========

Operating Expense

     While operating expenses have increased, the increases have been due in large part to the expansion of the Company's operations. The increases are service related and consist of occupancy and equipment expense for remodeling of branches, and conversion of First Savings to the same service bureau used by Peoples. Operating expenses, as a percentage of the Company's total assets were 2.48%, 2.32%, and 2.19% for fiscal years ended September 30, 2005, 2004, and 2003, respectively.

     The Company continuously seeks to reduce operating expenses. In this regard, the budget committee of the Board of Directors monitors the Company's current operating budget on at least a quarterly basis to ascertain that expense levels remain within projected ranges and to establish competitive, as opposed to aggressive, rates for the Company's various deposit accounts. The Company's efforts to contain operating expense also include underwriting policies that attempt to reduce potential losses and conservative expansion of personnel.

Liquidity and Capital Resources

     The primary internal sources of funds for operations are principal and interest payments on loans and new deposits. In addition, if greater liquidity is required, the Banks can borrow from the FHLB. Under existing board resolutions, First Savings may borrow an additional $13.5 million, and Peoples may borrow an additional $16.1 million. If borrowing in excess of these amounts is ever needed, Board resolution could increase the available credit amounts significantly, limited only by the size of the Banks' loan portfolios. First Savings operates under a blanket collateral agreement with FHLB, whereby their single family loans act as collateral for the borrowings. Peoples Federal has pledged specific government agency securities to secure their borrowings at FHLB. In the opinion of management, the Banks' liquid assets are adequate to meet outstanding loan commitments and other obligations.

     Management knows of no existing or potential obligations which would materially impact the Banks liquidity levels.

     During the year ended September 30, 2005 cash and cash equivalents decreased $1.0 million, investment securities increased $1.6 million, and net loans decreased $5.0 million. Deposits decreased $10.6 million, and Federal Home Loan Bank advances increased $9.2 million. Operations provided $4.8 million.

     During the year ended September 30, 2004 cash and cash equivalents decreased $24.2 million, investment securities increased $9.2 million, and net loans increased $3.2 million. Deposits decreased $9.3 million and Federal Home Loan Bank advances decreased $4.0 million. Operations provided $5.0 million.

Off-Balance Sheet Arrangements

     The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Contractual Obligations

     In the ordinary course of operations, the Company enters into certain contractual obligations. The following table summarizes the Company's significant fixed and determinable contractual obligations, by payment date, at September 30, 2005.

                        Contractual Obligations Due by Period
                                   One        Three
                       Within    Year to    Years to     After
                      One Year Three Years Five Years Five Years   Total
                      -------- ----------- ---------- ---------- --------
                                   (Dollars in thousands)
Borrowings             $13,300   $14,250    $16,700    $15,000   $59,250
Service Contract (1)       816     1,156          -          -     1,972
Dividends Payable          630         -          -          -       630
                       ------- ----------- ---------- ---------- --------
                       $14,746   $15,406    $16,700    $15,000   $61,852
                      ======== =========== ========== ========== ========

(1) The service contract is with Bisys to provide Peoples Bancorp with service bureau support for processing of deposit and loan accounts. The contract fees are based on the number of accounts processed and additional reporting services provided from time to time. The amount shown is an estimate of cost based on current account support and reporting fee structures. The contract expires March 1, 2008.

Comparison of Financial Condition, Fiscal Year Ended September 30, 2005 Compared to Fiscal Year Ended September 30, 2004

     Total assets decreased $2,827,758 to $488,617,542 at September 30, 2005 compared to 2004. Most of this decrease came in the loan portfolio which decreased $4,600,465 to $355,854,443 including loans held for sale. The decrease has come as loans have been paid off, or refinanced at a competing institution. This decrease was partially offset by an increase in investment securities of $1,637,639 to $98,430,890 as funds received from loan payoffs has been invested in primarily short-term agency securities which yield higher rates than bank deposits, with little or no risk.

     Total liabilities decreased $3,020,580 to $423,433,160. Deposits decreased $10,581,498 to $360,243,356 as non-traditional financial institutions such as insurance companies, and brokers have competed for deposit dollars. This decrease was almost totally offset by increased borrowing from Federal Home Loan Bank of Indianapolis. Federal Home Loan Bank advances increased $9,150,000 to $59,250,000 as additional funds have been borrowed to meet the liquidity needs of the Banks due to the decreased deposits.

     Stockholders' equity increased $192,822 to $65,184,382. This increase was a combination of net income of $4,129,607 reduced by dividends paid to stockholders of $2,441,240 and stock repurchases of $619,547. Stockholders' equity was further decreased by the increase in the accumulated unrealized loss on available for sale securities to $1,001,608, an increase in the loss of $910,775 since last year. The loss is caused by a decrease in market value of the Company's investments due to the continued Federal Reserve increases in interest rates. These losses are not expected to become realized losses, since the Company has the ability to hold the securities to maturity, at which time, full value will be received. Management may elect to sell some of these securities before maturity based on market conditions or liquidity needs.

Results of Operations, Fiscal Year Ended September 30, 2005 Compared to Fiscal Year Ended September 30, 2004

     The Company's net interest income decreased $44,424 to $16,486,268 for the fiscal year ended September 30, 2005. Interest earned on investments and other interest-earning assets and interest paid on deposits both increased during the year. Interest income on loans decreased due to declines in both rates and volumes of outstanding loans. While deposit volumes also fell, the interest rates paid on deposits rose faster than interest earned on loans, causing interest expense to rise more than interest income. Interest on long-term debt decreased to $2,925,014. from $3,001,454. While the volume of outstanding FHLB advances has increased this year, several older, higher rate advances were paid off during the year, and replaced with lower current rate advances.

     Provision  for  loan  losses  increased   $26,770  to  $67,144   reflecting
adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     Other income increased $386,800 to $2,033,744 due primarily to the loss recognized last year on marketable equity securities, which had been in an unrealized loss position for some time. Without this loss, other income would have decreased slightly over last year due to the continuing reduction in loan sales due to higher rates, and fewer refinancings. This trend has continued from last year, as fewer consumers seek to refinance loans at the current higher rates. If rates continue to rise, this may again impact future earnings. Trust income decreased $19,115 to $345,546 after increasing last year by $108,098 due to the merger of the trust department of First Federal Savings Bank of Huntington, IN with Peoples' trust department. While the volume of trust assets administered increased significantly with the merger, some of this volume has since been lost to competitors. The trust department continually strives to add additional clients by reviewing current services, and revising them to meet customer demand.

     Total non-interest expense was $12,134,978 for the year ended September 30, 2005. Salaries and benefits increased $634,810 to $6,924,306 due primarily to a large increase in the expense related to the Banks' defined benefit pension plan. The cost of this plan is partially dependent on the stock market's average performance and average interest rates for the last five years. Because of the poor performance in these indexes, most companies with defined benefit pension plans have had to recognize additional expense. This cost is projected to increase again in 2006. Occupancy and equipment expense increased $96,074 due primarily to increased property taxes on real estate and buildings of the Banks, and higher utility expenses.

     The effective tax rate for the Company for the years ended September 30, 2005 and 2004 was 34.6% and 29.6%, respectively. The effective tax rate for 2004 was affected by a reversal of a valuation allowance set up for the uncertainty of the mutual fund loss that was realized that year. Effective tax rates can be affected by the mix of taxable versus tax-exempt interest income, the level of non-deductible expenses for the year, and the timing of the deductibility of certain items. Please see note 11 on pages 28 and 29 for a breakdown of these differences.

Results of Operations, Fiscal Year Ended September 30, 2004 Compared to Fiscal Year Ended September 30, 2003

     The Company's net interest income decreased $1,070,185 to $16,530,692 for the fiscal year ended September 30, 2004. Interest earned on loans and investments and interest paid on deposits both fell during the year. Loan volume increased slightly, while deposit volume decreased, however interest income decreased more rapidly than interest expense due to the spread compression discussed earlier. Interest on long-term debt decreased to $3,001,454 due to lower volumes of FHLB advances as maturing advances were not renewed.

     Provision for loan losses decreased $496,807 to $40,374 reflecting adjustments due to management's continuing review of its loan portfolio. The provision for 2003 was higher than normal due to the commercial loan charge-off as a result of the customer fraud mentioned in a previous section of this document. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions. Historic charge-offs have been very stable with the exception of 2003 due to the aforementioned commercial loan.

     Other income decreased $1,066,578 to $1,646,944 due primarily to the lower volume of loan sales generating less income. The very active refinancing market of the previous year slowed considerably as predicted. Since many consumers already have very low interest mortgage loans, fewer loans are being refinanced, and so fewer loans are being originated to be resold. Gains on sales of loans decreased $700,453 from the prior year due to this lower volume of sales. This trend may continue to have a negative impact on earnings in the future. However, the merger of the trust departments of Peoples Federal and First Federal of Huntington, Indiana has increased fiduciary fees to partially offset the decrease in loan sales income. Fiduciary activities fees increased $108,098 to $364,661 for the year ended September 30, 2004. Finally, an unrealized loss of $473,246 was recognized on a mutual fund held by the Bancorp to reflect what management believes to be an other than temporary impairment of its value.

     Total non-interest expense was $11,411,108 for the year ended September 30, 2004. Salaries and benefits increased $234,376 to $6,289,496 due to normal salary increases for employees. Data processing expense increased $141,815 due to the addition of internet banking and data warehouse services. Currently budgeted expenses do not anticipate significant increases in these expenses for next year.

     The effective tax rate for the Company for the years ended September 30, 2004 and 2003 was 29.6% and 34.3%, respectively. Effective tax rates can be affected by the mix of taxable versus tax-exempt interest income, the level of non-deductible expenses for the year, and the timing of the deductibility of certain items. Please see note 11 on pages 28 and 29 for a breakdown of these differences.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars or fair value without considering changes in the relative purchasing power of money over time due to inflation.

     Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Banks' assets and liabilities are critical to the maintenance of acceptable performance levels.

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY


     The management of Peoples Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and therefore, include estimates based on managements' judgment and estimates.

     Management maintains a system of internal controls to meet its responsibility for reliable financial information and the protection of assets. This system emphasizes proper segregation of duties, the establishment of appropriate policies and procedures, and careful selection, training and supervision of qualified personnel. In addition, management periodically reviews the system of internal controls and reports their findings to the Audit Committee of the Board of Directors.

     The Committee is composed of non-management directors and meets periodically with the independent auditors and management to review their respective activities and responsibilities. Each has free and separate access to the Committee to discuss accounting, financial reporting, internal control and audit matters.

     Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the Company's system of internal controls provides reasonable assurance that financial information is reliable and that assets and customer deposits are protected.



/s/Roger J. Wertenberger    /s/Maurice F. Winkler III    /s/Deborah K.Stanger
Chairman of the Board      President and Chief           Vice President and
                           Executive Officer             Chief Financial Officer

             Report of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors and
   Stockholders
Peoples Bancorp
Auburn, Indiana


We have audited the accompanying consolidated balance sheets of Peoples Bancorp as of September 30, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp as of September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.



/s/BKD, LLP
Indianapolis, Indiana
October 28, 2005

                                 Peoples Bancorp
                           Consolidated Balance Sheets
                           September 30, 2005 and 2004


Assets

                                                                2005           2004
                                                            ------------- -------------
Cash and due from banks                                     $  9,889,657  $  6,270,919
Interest-bearing deposits                                             --     4,653,901
                                                            ------------- -------------
           Total cash and cash equivalents                     9,889,657    10,924,820
Interest-bearing time deposits                                 3,467,031     3,071,046
Investment securities
    Available for sale                                        97,679,656    95,681,497
    Held to maturity (fair value of $767,075 and $1,144,383)     751,234     1,111,754
                                                            ------------  ------------
           Total investment securities                        98,430,890    96,793,251
Loans, net of allowance for loan losses of $1,966,623 and                  360,161,158
   $1,958,569                                                355,148,788
Mortgage loans held for sale                                     705,655       293,750
Premises and equipment                                         6,368,686     6,369,290
Federal Home Loan Bank of Indianapolis stock, at cost          4,888,200     4,736,500
Core deposit intangible                                          333,129       470,975
Goodwill                                                       2,330,198     2,330,198
Other assets                                                   7,055,308     6,294,312
                                                            ------------  ------------
           Total assets                                     $488,617,542  $491,445,300
                                                            ============  ============

Liabilities

NOW and savings deposits                                    $157,543,886  $166,792,843
Certificates of deposit                                      202,699,470   204,032,011
                                                            ------------  ------------
           Total deposits                                    360,243,356   370,824,854
Short-term borrowings                                            881,225     3,321,460
Federal Home Loan Bank advances                               59,250,000    50,100,000
Other liabilities                                              3,058,579     2,207,426
                                                            ------------  ------------
           Total liabilities                                 423,433,160   426,453,740
                                                            ------------  ------------
Commitments and Contingencies

Stockholders' Equity
Preferred stock, $1 par value
    Authorized and unissued - 5,000,000 shares
Common stock, $1 par value
    Authorized - 7,000,000 shares
    Issued and outstanding - 3,340,424 and 3,367,803 shares    3,340,424     3,367,803
Additional paid-in capital                                     5,445,246     6,002,637
Retained earnings                                             57,400,320    55,711,953
Accumulated other comprehensive loss                          (1,001,608)      (90,833)
                                                            ------------  ------------
           Total stockholders' equity                         65,184,382    64,991,560
                                                            ------------  ------------
           Total liabilities and stockholders' equity       $488,617,542  $491,445,300
                                                            ============  ============

See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                        Consolidated Statements of Income
                  Years Ended September 30, 2005, 2004 and 2003


                                               2005         2004       2003
                                             ----------- ----------- -----------

Interest Income
    Loans                                    $22,958,234 $23,312,917 $26,375,695
    Investment securities                      3,508,062   3,135,348   2,661,226
    Other interest and dividend income           483,043     418,369     711,375
                                              ----------  ----------  ----------
                                              26,949,339  26,866,634  29,748,296
                                              ----------  ----------  ----------
Interest Expense
    Deposits
       NOW and savings deposits                1,308,231   1,217,470   1,376,917
       Certificates of deposit                 6,196,792   6,075,211   7,479,489
    Short-term borrowings                         33,034      41,807      66,879
    Federal Home Loan Bank advances            2,925,014   3,001,454   3,224,134
                                              ----------  ----------  ----------
                                              10,463,071  10,335,942  12,147,419
                                              ----------  ----------  ----------

Net Interest Income                           16,486,268  16,530,692  17,600,877
    Provision for loan losses                     67,144      40,374     537,181
                                              ----------  ----------  ----------
Net Interest Income After Provision for Loan
   Losses                                     16,419,124  16,490,318  17,063,696
                                              ----------  ----------  ----------

Other Income
    Fiduciary activities                         345,546     364,661     256,563
    Fees and service charges                   1,112,128   1,185,345   1,124,040
    Net realized gains (losses) on
      available-for-sale securities               10,469    (465,933)     32,025
    Gain on sale of loans                        136,768     189,094     889,547
    Other income                                 428,833     373,777     411,347
                                              ----------  ----------  ----------
           Total other income                  2,033,744   1,646,944   2,713,522
                                              ----------  ----------  ----------

Other Expenses
    Salaries and employee benefits             6,924,306   6,289,496   6,055,120
    Net occupancy expense                      1,037,285     880,728     839,491
    Equipment expense                            752,456     812,939     857,026
    Data processing expense                    1,052,271   1,013,150     871,335
    Deposit insurance expense                     52,068      56,990      62,002
    Other expenses                             2,316,592   2,357,805   2,347,453
                                              ----------  ----------  ----------
           Total other expenses               12,134,978  11,411,108  11,032,427
                                              ----------  ----------  ----------

Income Before Income Tax                       6,317,890   6,726,154   8,744,791
    Income tax expense                         2,188,283   1,991,957   2,995,486
                                              ----------  ----------  ----------

Net Income                                   $ 4,129,607 $ 4,734,197 $ 5,749,305
                                              ==========  ==========  ==========

Basic Earnings Per Share                     $      1.23 $      1.40 $      1.67

Diluted Earnings Per Share                   $      1.22 $      1.39 $      1.66

Weighted-Average Shares Outstanding - Basic    3,357,018   3,382,135   3,435,112

Weighted-Average Shares Outstanding - Diluted  3,380,358   3,415,085   3,462,758

See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                 Consolidated Statements of Stockholders' Equity
                  Years Ended September 30, 2005, 2004 and 2003


                                                                                                            Accumulated
                                                                                            Unearned         Other
                                                   Additional   Comprehensive              Recognition      Comprehensive
                                Common Stock        Paid-in        Income     Retained         And             Income
                            Outstanding  Amount      Capital                    Earnings    Retention Plan      (Loss)      Total
                            ----------- ----------  ------------ ------------- ----------- --------------- ------------- -----------
Balances October 1, 2002     3,447,186  $3,447,186  $ 7,860,745                $49,785,154    $(19,790)      $(227,098) $60,846,197
Comprehensive income
   Net income                                                       $5,749,305    5,749,305                               5,749,305
   Other comprehensive
      income, net of tax
       Unrealized gains on
          securities, net of
          reclassification
          adjustment                                                    58,681                                  58,681       58,681
                                                                     -----------
Comprehensive income                                                $5,807,986
                                                                     ===========
Cash dividends ($.65 per
  share)                                                                         (2,232,074)                             (2,232,074)
RRP shares earned                                                                                  18,268                    18,268
Repurchase of common stock     (25,291)    (25,291)     (490,232)                                                          (515,523)
                              --------    --------    ----------                -----------   -----------     ---------- -----------
Balances September 30, 2003  3,421,895   3,421,895    7,370,513                 53,302,385        (1,522)      (168,417) 63,924,854
Comprehensive income
   Net income                                                       $4,734,197    4,734,197                               4,734,197
   Other comprehensive
      income, net of tax
       Unrealized gains on
          securities, net of
          reclassification
          adjustment                                                    77,584                                   77,584     77,584
                                                                     -----------
Comprehensive income                                                $4,811,781
                                                                     ===========
Cash dividends ($.69 per
  share)                                                                         (2,324,629)                             (2,324,629)
RRP shares earned                                                                                   1,522                     1,522
Stock options exercised         22,206      22,206       304,073                                                            326,279
Tax benefit on stock options
  exercised                                               56,700                                                             56,700
Repurchase of common stock     (76,298)    (76,298)   (1,728,649)                                                         (,804,947)
                              --------    --------    ----------                -----------   -----------     ----------- ----------
Balances September 30, 2004  3,367,803   3,367,803    6,002,637                 55,711,953             0        (90,833) 64,991,560
Comprehensive income
   Net income                                                       $4,129,607    4,129,607                               4,129,607
   Other comprehensive
      income, net of tax
       Unrealized losses on
          securities, net of
          reclassification
          adjustment                                                  (910,775)                                (910,775)   (910,775)
                                                                    ------------
Comprehensive income                                                $3,218,832
                                                                    ============
Cash dividends ($.73 per
  share)                                                                         (2,441,240)                             (2,441,240)
Stock options exercised          3,119       3,119        31,658                                                             34,777
Tax benefit on stock options
  exercised
Repurchase of common stock     (30,498)    (30,498)     (589,049)                                                          (619,547)
                              --------    --------    ----------                -----------   -----------     ---------- -----------
Balances September 30, 2005  3,340,424  $3,340,424  $ 5,445,246                $57,400,320  $          0    $(1,001,608) $65,184,382
                             =========  ==========  ===========                ===========   ===========     =========== ===========


See Notes to Consolidated Financial Statements


                                 Peoples Bancorp
                      Consolidated Statements of Cash Flows
                  Years Ended September 30, 2005, 2004 and 2003


                                                                      2005             2004              2003
                                                                --------------------------------------------------
    Operating Activities
        Net income                                                 $ 4,129,607     $ 4,734,197     $ 5,749,305
        Items not requiring (providing) cash
           Provision for loan losses                                    67,144          40,374         537,181
           Depreciation and amortization                               793,230         805,109         831,897
           Investment securities amortization, net                     622,427         480,200         800,769
           Loans originated for sale                                (5,930,155)     (9,687,269)    (35,283,710)
           Proceeds from sale of loans held for sale                 5,603,824       9,497,637      37,157,478
           Gain on sale of loans                                      (136,768)       (189,094)       (889,547)
           Amortization of deferred loan fees                         (487,399)       (505,838)       (758,718)
           Net realized gains (losses) on available-for-sale                           465,933         (32,025)
              securities                                               (10,469)
           RRP compensation expense                                         --           1,522          18,268
        Change in
           Deferred income tax                                         194,678        (518,493)          6,909
           Interest receivable                                         (78,923)        235,923         102,643
           Interest payable                                             58,269         (24,511)        (67,188)
        Other adjustments                                                6,573        (379,270)     (1,111,851)
                                                                   -----------     -----------     -----------
               Net cash provided by operating activities             4,832,038       4,956,420       7,061,411
                                                                   -----------     -----------     -----------
    Investing Activities
        Net change in interest-bearing deposits                       (395,985)        199,060         549,941
        Purchases of securities available for sale                 (21,120,709)    (49,323,461)    (73,599,501)
        Purchases of securities held to maturity                            --              --      (1,374,930)
        Proceeds from maturities and paydowns of securities                          1,015,484       6,301,518
          held to maturity                                             381,018
        Proceeds from maturities and paydowns of securities                         32,177,342      40,870,498
          available for sale                                        14,248,897
        Proceeds from sale of securities available for sale          3,255,101       6,139,750       1,587,115
        Net change in loans                                          4,635,983      (3,889,712)     27,028,594
        Purchases of premises and equipment                           (806,809)       (851,867)     (1,034,422)
        Proceeds from sale of foreclosed real estate                   806,320       1,738,662         274,811
                                                                   -----------     -----------     -----------
               Net cash provided by (used in) investing             1,003,816      (12,794,742)        603,624
                                                                   -----------     -----------     -----------
                  activities

    Financing Activities
        Net change in
           NOW and savings deposits                                 (9,248,957)      3,282,027       6,002,121
           Certificates of deposit                                  (1,332,541)    (12,573,057)     (5,822,708)
           Short-term borrowings                                    (2,440,235)        671,807        (543,121)
        Proceeds from Federal Home Loan Bank advances               22,150,000               --       3,000,000
        Repayment of Federal Home Loan Bank advances               (13,000,000)     (4,000,000)     (8,000,000)
        Cash dividends                                              (2,414,514)     (2,300,788)     (2,201,904)
        Stock options exercised                                         34,777         326,279               --
        Repurchase of common stock                                    (619,547)     (1,804,947)       (515,523)
                                                                   -----------     -----------     -----------
               Net cash used in financing activities                (6,871,017)    (16,398,679)     (8,081,135)
                                                                   -----------     -----------     -----------
    Net Change in Cash and Cash Equivalents                         (1,035,163)    (24,237,001)       (416,100)
    Cash and Cash Equivalents, Beginning of Year                    10,924,820      35,161,821      35,577,921
                                                                   -----------     -----------     -----------
    Cash and Cash Equivalents, End of Year                         $ 9,889,657     $10,924,820     $35,161,821
                                                                   ===========     ===========     ===========
    Additional Cash Flows Information
        Interest paid                                              $10,404,802     $10,360,453     $12,214,607
        Income tax paid                                              2,062,383       2,563,767       3,552,078


See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 1:  Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Peoples Bancorp (Company), its wholly owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (Peoples), First Savings Bank (First Savings) (collectively, the Banks), Peoples' wholly owned subsidiary, Peoples Financial Services, Inc. (Peoples Financial) and First Savings' wholly owned subsidiary, Alpha Financial, Inc. (Alpha) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is a thrift holding company whose principal activity is the ownership and management of the Banks. The Banks operate under federal thrift charters and provide full banking services, including trust services. As federally-chartered thrifts, the Banks are subject to the regulation of the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation.

     The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in north central and north eastern Indiana and south central Michigan. The Company's loans are generally secured by specific items of collateral including real property and consumer assets.

     Consolidation - The consolidated financial statements include the accounts of the Company, the Banks, Alpha and Peoples Financial after elimination of all material intercompany transactions.

     Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income. The Company holds no securities for trading.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003



     Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

     Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Generally, loans are placed on non-accrual status at ninety days past due. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan if collateral dependent. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2005, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss provisions.

     Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods based principally on the estimated useful lives of the assets which range from five years to thirty-nine years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

     Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     Core deposit intangible is being amortized over eight years using an accelerated method switching to straight-line amortization when it exceeds the accelerated method, and is periodically evaluated as to the recoverability of its carrying value.

     Investments in limited partnerships are included in other assets. The Company utilizes the equity method of accounting for these investments. At September 30, 2005 and 2004, these investments totaled $265,000 and $310,000.

     Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

     Stock Options - The Company has a stock-based employee compensation plan, which is described more fully in Note 17. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and, accordingly, recognizes no compensation expense for the stock option grants as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                  2005       2004        2003
                                                ---------- ---------- ----------
Net income, as reported                         $4,129,607 $4,734,197 $5,749,305
Less:  Total stock-based employee compensation
   cost determined under the fair value based
   method, net of income taxes                          --     11,560     64,362
                                                 --------- ----------  ---------
Pro forma net income                            $4,129,607 $4,722,637 $5,684,943
                                                 ========= ==========  =========

Earnings per share
    Basic - as reported                         $     1.23 $     1.40 $     1.67
    Basic - pro forma                                 1.23       1.40       1.65
    Diluted - as reported                             1.22       1.39       1.66
    Diluted - pro forma                               1.22       1.38       1.64


     Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 2:  Concentration of Funds and Restriction on Cash and Cash Equivalents

     Balances with other financial institutions in excess of the balances insured by the Federal Deposit Insurance Company totaled $2,348,000 and $5,411,000 as of September 30, 2005 and 2004, respectively.

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve funds required at September 30, 2005 totaled $1,923,000.


Note 3:  Investment Securities

                                                        2005
                                                  Gross       Gross
                                     Amortized  Unrealized Unrealized    Fair
                                       Cost       Gains     Losses      Value
                                  -------------- -------- ---------- -----------
Available for sale
    Federal agencies                $ 77,298,301 $ 16,474 $1,273,529 $76,041,246
    State and municipal
      obligations                     10,310,253   12,053    148,258  10,174,048
    Mortgage-backed securities         7,710,153   33,597    140,400   7,603,350
    Marketable equity securities       3,979,942   27,166    146,096   3,861,012
                                     ----------- -------- ----------  ----------
       Total available for sale       99,298,649   89,290  1,708,283  97,679,656
Held to maturity
    Mortgage-backed securities           751,234   23,433      7,592     767,075
                                     ----------- -------- ---------- -----------
       Total investment
          securities                $100,049,883 $112,723 $1,715,875 $98,446,731
                                    ============ ======== ========== ===========

                                                        2004
                                                 Gross       Gross
                                      Amortized Unrealized Unrealized    Fair
                                         Cost      Gains     Losses     Value
                                    ------------ -------- ---------- -----------

Available for sale
    Federal agencies                $ 72,050,336 $166,146 $  230,753 $71,985,729
    State and municipal
      obligations                      9,010,084   65,092    101,130   8,974,046
    Mortgage-backed securities        10,773,294   78,963    110,477  10,741,780
    Marketable equity securities       3,979,942       --         --   3,979,942
       Total available for sale       95,813,656  310,201    442,360  95,681,497

Held to maturity
    Mortgage-backed securities         1,111,754   37,855      5,226   1,144,383
                                     -----------  -------  --------- -----------

       Total investment
          securities                $ 96,925,410 $348,056 $  447,586 $96,825,880
                                     =========== ========  ========= ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     The amortized cost and fair value of securities held to maturity and available for sale at September 30, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         2005
                                       Available for Sale    Held to Maturity
                                      Amortized     Fair     Amortized   Fair
Maturity Distributions at September 30  Cost        Value      Cost     Value
--------------------------------------------------------------------------------

        Within one year                $ 1,752,631 $ 1,737,572 $     -- $     --
        One to five years               61,128,818  60,046,526       --       --
        Five to ten years               22,873,733  22,601,444       --       --
        After ten years                  1,853,372   1,829,752       --       --
                                       -----------  ---------- -------- --------
                                        87,608,554  86,215,294       --       --
        Mortgage-backed securities       7,710,153   7,603,350  751,234  767,075
        Marketable equity securities     3,979,942   3,861,012       --       --
                                       -----------  ---------- -------- --------

                                       $99,298,649 $97,679,656 $751,234 $767,075
                                       =========== =========== ======== ========


     Securities with a carrying value of $3,903,000 and $6,221,000 were pledged at September 30, 2005 and 2004 to secure repurchase agreements. Securities with a carrying value of $42,720,000 and $55,384,000 were pledged at September 30, 2005 and 2004 to secure FHLB advances. Securities with a carrying value of $3,936,000 and $4,512,000 were pledged at September 30, 2005 and 2004 to secure certain deposits.

     Proceeds from sales of securities available for sale during 2005, 2004 and 2003 were $3,255,000, $6,140,000 and $1,587,000, respectively. Gross gains of $14,000, $7,000 and $32,000 were realized on those sales during 2005, 2004 and 2003, respectively. Gross losses of $4,000 were realized on those sales during 2005. In addition, gross losses of $473,000 were recognized in 2004 on marketable equity securities due to unrealized losses considered to be other-than-temporary.

     The income tax expense (benefit) on the security gains/losses for the years ended September 30, 2005, 2004 and 2003 were $4,000, $(185,000) and
     $13,000, respectively.

     Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2005 and 2004, was $91,682,000 and 43,568,000, which is approximately 93% and 45% of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings or meet projected earnings targets.

     Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2005:

                             Less than 12 Months       12 Months or More              Total
Description of                Fair      Unrealized     Fair      Unrealized      Fair      Unrealized
  Securities                  Value       Losses       Value       Losses       Value        Losses
-------------------------------------------------------------------------------------------------------
 Federal agencies           $47,628,566   $687,679   $27,425,493   $585,850   $75,054,059   $1,273,529
 State and municipal
    obligations               4,396,993     34,932     4,241,883    113,326     8,638,876      148,258
 Mortgage-backed securities     926,766     17,811     5,670,997    130,181     6,597,763      147,992
 Marketable equity
    securities                1,391,769    146,096             --          --   1,391,769      146,096
                             ----------   --------    -----------   --------- -----------    - --------
        Total temporarily
           impaired
           securities       $54,344,094   $886,518   $37,338,373   $829,357   $91,682,467    $1,715,875
                            ===========   ========    ==========   ========   ===========    ==========


     The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2004:

                                Less than 12 Months       12 Months or More               Total
Description of                   Fair      Unrealized     Fair      Unrealized       Fair     Unrealized
  Securities                     Value       Losses       Value       Losses        Value       Losses
----------------------------------------------------------------------------------------------------------
 Federal agencies              $26,399,331   $181,810   $ 4,496,867   $ 48,943    $30,896,198   $230,753
 State and municipal
    obligations                  2,548,825     24,493     1,729,846     76,637      4,278,671    101,130
 Mortgage-backed securities      3,217,485     45,826     5,175,544     69,877      8,393,029    115,703
                               -----------   --------    ----------   --------    -----------  - -------
        Total temporarily
           impaired
           securities          $32,165,641   $252,129   $11,402,257   $195,457    $43,567,898   $447,586
                               ===========   ========   ===========   ========    ===========   ========


                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 4:  Loans and Allowance

                                                        2005          2004
                                                    ---------------------------
Commercial and commercial mortgage loans            $ 30,802,665  $ 32,132,322
Real estate loans                                    311,696,657   315,473,869
Construction loans                                     7,426,300     5,861,164
Individuals' loans for household and other personal
   expenditures                                       11,767,816    12,526,326
                                                     -----------  ------------
                                                     361,693,438   365,993,681
                                                     -----------  ------------
Less:
    Undisbursed portion of loans                       3,361,244     2,439,829
    Deferred loan fees and discounts                   1,216,783     1,434,125
    Allowance for loan losses                          1,966,623     1,958,569
                                                     -----------  ------------
                                                       6,544,650     5,832,523
                                                     -----------  ------------
       Total loans                                  $355,148,788  $360,161,158
                                                    ============  ============


                                        2005          2004          2003
                                     --------------------------------------
Allowance for loan losses
    Balances, October 1              $1,958,569    $2,110,946    $2,117,400
    Provision for losses                 67,144        40,374       537,181
    Recoveries on loans                  35,253        49,496        15,005
    Loans charged off                   (94,343)     (242,247)     (558,640)
                                     ----------    ----------    ----------
    Balances, September 30           $1,966,623    $1,958,569    $2,110,946
                                     ==========    ==========    ==========


     There were no impaired loans at September 30, 2005 or 2004. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.

     Interest of $35,000 was recognized on the average impaired loan balance of $1,756,000 during 2003. Interest of $7,000 was recognized on a cash basis during 2003.

     At September 30, 2005 and 2004, accruing loans delinquent 90 days or more totaled $126,000 and $26,000, respectively. Nonaccruing loans at September 30, 2005 and 2004 were $1,042,000 and $493,000, respectively. Loans delinquent 90 days or more at September 30, 2005 and 2004 consisted of homogeneous pools of residential and consumer loans.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 5:  Premises and Equipment

                                                         2005            2004
                                                     -------------------------
           Land                                      $ 1,363,538   $ 1,333,537
           Buildings                                   9,098,150     8,961,152
           Equipment                                   5,787,511     5,642,499
                                                      ----------    ----------
                  Total cost                          16,249,199    15,937,188
           Accumulated depreciation                   (9,880,513)   (9,567,898)
                                                      ----------    ----------
                  Net                                $ 6,368,686   $ 6,369,290
                                                     ===========   ===========


     Depreciation and amortization expense for 2005, 2004 and 2003 was $793,230, $805,109 and $831,897, respectively.

Note 6:  Deposits

                                                    2005          2004
                                                -------------------------
Noninterest-bearing demand deposits             $ 14,519,875 $ 11,775,227
Interest-bearing demand deposits                  90,071,631   97,582,414
Savings deposits                                  52,952,380   57,435,202
Certificates and other time deposits
   of $100,000 or more                            36,860,811   33,429,756
Other certificates and time deposits             165,838,659  170,602,255
                                                ------------ ------------
                                                $360,243,356 $370,824,854
                                                ============ ============

        Certificates and other time deposits maturing in years ending September 30:

           2006                                       $108,126,407
           2007                                         61,046,370
           2008                                         21,192,716
           2009                                          5,905,423
           2010                                          6,428,554
                                                       -----------
                                                      $202,699,470

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 7:  Short-Term Borrowings

                                                       2005         2004
                                                    ------------------------
Securities sold under agreements to repurchase       $642,126     $3,321,460
Bank overdraft                                        239,099            --
                                                     --------     ----------
                                                     $881,225     $3,321,460
                                                     ========     ==========


     At September 30, 2005 and 2004, the securities sold under agreements to repurchase obligations were secured by investment securities and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2005 and 2004 totaled $3,771,000 and $5,166,000 and the average of such agreements for the years ended September 30, 2005 and 2004 totaled $2,138,000 and $3,328,000, respectively.

Note 8:  Federal Home Loan Bank Advances

     Federal Home Loan Bank advances at September 30, 2005 and 2004 totaled $59,250,000 and $50,100,000 and were at various rates ranging from 3.55 to 7.21% maturing at various dates through January 2015. The Federal Home Loan Bank advances are secured by first mortgage loans and investment securities totaling $86,453,000. Advances are subject to restrictions or penalties in the event of prepayment.

                                                                   Weighted-
Maturities in years ending September 30        Amount            Average Rate
-----------------------------------------------------------------------------
2006                                            $13,300,000         4.22%
2007                                              8,250,000         5.22%
2008                                              6,000,000         5.58%
2009                                              5,000,000         4.96%
2010                                             11,700,000         6.10%
Thereafter                                       15,000,000         5.57%
                                                 ----------
                                                $59,250,000

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     Amounts advanced totaling $13,500,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate five years after the date of the advance. The adjustable rate would be for the remaining term at the predetermined rate of three-month LIBOR or three-month LIBOR plus .0002 (.02 basis points), varying by advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Banks' option, at par without a penalty fee.

     At September 30, 2005 and 2004, the Banks had a $1,000,000 overdraft line of credit agreement with the Federal Home Loan Bank. The Banks had not borrowed against this line of credit at September 30, 2005 or 2004. The line of credit expires July 11, 2006.

Note 9:  Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $49,666,000 and $52,099,000 at September 30, 2005 and 2004, respectively.

     The aggregate fair value of capitalized mortgage servicing rights at September 30, 2005 and 2004 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics, including product type, investor type and interest rates, were used to stratify the originated mortgage servicing rights.

                                                    2005           2004
                                                ----------------------------
 Mortgage servicing rights
     Balance, beginning of year                   $ 348,916     $ 418,632
     Servicing rights capitalized                    51,194        84,976
     Amortization of servicing rights              (140,467)     (154,692)
                                                   --------      --------
     Balance, end of year                         $ 259,643     $ 348,916
                                                   ========      ========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 10: Core Deposit Intangible

     The carrying basis and accumulated amortization of recognized core deposit intangibles at September 30, 2005 and 2004, were:

                                                       2005          2004
                                                  ----------------------------
           Gross carrying amount                    $1,154,000   $1,154,000
           Accumulated amortization                   (820,871)    (683,025)
                                                     ---------    ---------
                                                    $  333,129   $  470,975
                                                    ==========   ==========

     Amortization expense for the years ended September 30, 2005, 2004 and 2003 was approximately $138,000, $138,000 and $138,000, respectively. Estimated amortization expense for each of the following three years is approximately:

           2006                         $138,000
           2007                          138,000
           2008                           57,000


Note 11: Income Tax

                                             2005        2004        2003
                                          --------------------------------------
Income tax expense
    Currently payable
       Federal                            $1,630,093  $2,125,983  $2,655,707
       State                                 363,512     384,467     332,870
    Deferred
       Federal                               180,557    (451,253)    (55,482)
       State                                  14,121     (67,240)     62,391
                                          ----------  ----------  ----------
          Total income tax expense        $2,188,283  $1,991,957  $2,995,486
                                          ==========  ==========  ==========
Reconciliation of federal statutory to
   actual tax expense
    Federal statutory income tax at 34%   $2,148,084  $2,286,892  $2,973,229
    Tax exempt interest                      (83,136)    (69,450)    (48,554)
    Nondeductible expenses                     4,121       4,943      12,149
    Effect of state income taxes             249,238     209,370     260,872
    Effect of low income housing credits    (134,621)   (139,023)   (141,348)
    Change in valuation allowance                 --    (290,305)   (152,958)
    Other                                      4,597     (10,470)     92,096
                                          ----------  ----------  ----------
          Actual tax expense              $2,188,283  $1,991,957  $2,995,486
                                          ==========  ==========  ==========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                              2005       2004
                                                          ----------------------
 Assets
  Allowance for loan losses                              $  804,688  $  795,072
  Loan fees                                                 322,121     389,183
  Net unrealized losses on securities available for sale    633,940      56,396
  Impairment losses on securities available for sale        188,060     188,377
  Other                                                     133,019     181,512
                                                         ----------  ----------
     Total assets                                         2,081,828   1,610,540
                                                         ----------  ----------
  Liabilities
  Depreciation                                              181,260     129,685
  State income tax                                           48,365      56,228
  FHLB of Indianapolis stock dividend                       270,817     210,889
  Prepaid expenses                                           52,898      38,961
  Other                                                     298,885     328,039
                                                         ----------  ----------
     Total liabilities                                      852,225     763,802
                                                         ----------  ----------
     Subtotal                                             1,229,603     846,738
                                                         ----------  ----------
 Valuation Allowance
 Beginning balance                                              --     (290,305)
 Decrease during the year                                       --      290,305
                                                        ----------- -----------
 Ending balance                                                 --          --
                                                        ----------- -----------
                                                        $1,229,603  $   846,738
                                                        ==========  ===========


     The valuation allowance at September 30, 2003 was a result of unrealized losses on equity securities. Management believes no valuation allowance is necessary at September 30, 2005 and 2004.

     Retained earnings at September 30, 2005 include approximately $8,102,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,755,000 at September 30, 2005.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 12: Other Comprehensive Income

                                                              2005
                                                              Tax
                                              Before-Tax    Expense   Net-of-Tax
                                                Amount     (Benefit)    Amount
                                              ----------------------------------
 Unrealized losses on securities
 Unrealized holding losses arising during the
   year                                       $(1,476,365) $(571,912) $(904,453)
 Less: reclassification adjustment for gains
   realized in net income                          10,469      4,147      6,322
                                              ------------ ---------- ----------

 Net unrealized losses                        $(1,486,834) $(576,059) $(910,775)
                                              ============ ========== ==========

                                                             2004
                                                              Tax
                                              Before-Tax    Expense   Net-of-Tax
                                                Amount     (Benefit)    Amount
                                               ---------------------------------
Unrealized losses on securities
Unrealized holding losses arising during the
  year                                        $  (337,461) $(133,668) $(203,793)
Less: reclassification adjustment for losses
  realized in net income                         (465,933)  (184,556)  (281,377)
                                              ------------ ---------- ----------
Net unrealized gains                          $   128,472  $  50,888  $  77,584
                                              ============ ========== ==========

                                                             2003
                                              Before-Tax      Tax     Net-of-Tax
                                                Amount      Expense     Amount
                                               ---------------------------------
Unrealized gains on securities
 Unrealized holding gains arising during the
   year                                       $   129,195  $  51,174  $  78,021
 Less: reclassification adjustment for gains
   realized in net income                          32,025     12,685     19,340
                                              -----------  ---------- ----------
 Net unrealized gains                         $    97,170  $  38,489  $  58,681
                                              ===========  ========== ==========


Note 13: Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     Financial instruments whose contract amount represents credit risk at September 30, 2005 and 2004 consisted of commitments to extend credit totaling $37,338,000 and $36,212,000.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

     The Company has employment agreements with two officers which include provisions for payment to them of three years' salary in the event of their termination in connection with any change in ownership or control of the Company, other than by agreement. The agreements have terms of three years which may be extended annually for successive periods of one year.

     The Company and subsidiaries are also subject to possible claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Note 14: Dividends and Capital Restrictions

     Without prior approval, current regulations allow Peoples and First Savings to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years. At September 30, 2005, such limitations totaled $3,135,000. The Banks normally restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 15: Regulatory Capital

     The Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2005, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2005 that management believes have changed the Banks' classification.

     Peoples' actual and required capital amounts and ratios are as follows:

                                               2005
                                            Required for Adequate    To Be Well
                               Actual            Capital (1)      Capitalized(1)
                           Amount     Ratio    Amount    Ratio    Amount   Ratio
                         -------------------------------------------------------
Total risk-based
   capital (1) (to
   risk-weighted assets) $44,166,000   23.2% $15,207,000  8.0% $19,007,000 10.0%
Tier 1 risk-based
   capital 1 (to
   risk-weighted assets)  42,789,000   22.5%   7,604,000  4.0%  11,404,000  6.0%
Core capital (1) (to
   adjusted total
   assets)                42,789,000   11.4%  15,012,000  4.0%  18,764,000  5.0%
Core capital (1) (to
   adjusted tangible
   assets)                42,789,000   11.4%   7,506,000  2.0%          NA   NA
Tangible capital (1)
   (to adjusted total
   assets)                42,789,000   11.4%   5,629,000  1.5%          NA   NA


                                               2004
                                            Required for Adequate    To Be Well
                               Actual           Capital (1)       Capitalized(1)
                           Amount     Ratio    Amount    Ratio    Amount   Ratio
                        --------------------------------------------------------
Total risk-based
   capital (1) (to
   risk-weighted assets) $42,423,000   22.2% $15,283,000  8.0% $19,104,000 10.0%
Tier 1 risk-based
   capital 1 (to
   risk-weighted assets)  41,046,000   21.5    7,641,000  4.0   11,462,000  6.0
Core capital (1) (to
   adjusted total
   assets)                41,046,000   11.1   14,851,000  4.0   18,564,000  5.0
Core capital (1) (to
   adjusted tangible
   assets)                41,046,000   11.1    7,425,000  2.0           NA   NA
Tangible capital (1)
   (to adjusted total
   assets)                41,046,000   11.1    5,569,000  1.5           NA   NA

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     First Savings' actual and required capital amounts and ratios are as follows:

                                               2005
                                           Required for Adequate     To Be Well
                                 Actual        Capital (1)        Capitalized(1)
                           Amount    Ratio    Amount    Ratio    Amount    Ratio
                         -------------------------------------------------------

Total risk-based capital
   (1) (to risk-weighted
   assets)               $14,216,000  23.1% $4,926,000    8.0% $6,157,000  10.0%
Tier 1 risk-based capital
   1 (to risk-weighted
   assets)                13,640,000  22.2%  4,463,000    4.0%  3,694,000   6.0%
Core capital (1) (to
   adjusted total assets) 13,640,000  12.6%  4,332,000    4.0%  5,416,000   5.0%
Core capital (1) (to
   adjusted tangible
   assets)                13,640,000  12.6%  2,166,000    2.0%         NA    NA
Tangible capital (1) (to
   adjusted total assets) 13,640,000  12.6%  1,625,000    1.5%         NA    NA


                                                2004
                                            Required for Adequate    To Be Well
                               Actual           Capital (1)       Capitalized(1)
                           Amount     Ratio   Amount   Ratio     Amount    Ratio
                         -------------------------------------------------------

Total risk-based capital
   (1) (to risk-weighted
   assets)               $13,592,000   22.5% $4,841,000    8.0% $6,051,000 10.0%
Tier 1 risk-based capital
   1 (to risk-weighted
   assets)                13,028,000   21.5   2,421,000    4.0   3,631,000  6.0
Core capital (1) (to
   adjusted total assets) 13,028,000   11.5   4,536,000    4.0   5,670,000  5.0
Core capital (1) (to
   adjusted tangible
   assets)                13,028,000   11.5   2,268,000    2.0          NA   NA
Tangible capital (1) (to
   adjusted total assets) 13,028,000   11.5   1,701,000    1.5          NA   NA
(1)As defined by Regulatory Agencies

Note 16: Employee Benefit Plans

     The Banks are participants in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each
     participating   employer.   This  plan   provides   pension   benefits  for
     substantially all of the Company's employees. Pension expense was approximately $1,081,000, $583,000 and $521,000 for 2005, 2004 and 2003.

     A profit-sharing plan is maintained for the benefit of substantially all of the Company's employees and allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50 percent of employee contributions, up to 6 percent of eligible employee compensation. The Company contribution to the plan was approximately $108,000, $107,000 and $108,000 for 2005, 2004 and 2003.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 17: Stock Option Plan

     Under the Company's incentive stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1999, the Company authorized the grant of options for up to 200,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The Company has not granted any options during the three year period ended September 30, 2005. The pro forma effect on net income is disclosed in Note 1.

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended September 30, 2005, 2004 and 2003.

                            2005                 2004              2003
                                 Weighted-        Weighted-           Weighted-
                            Average Exercise   Average Exercise Average Exercise
    Options           Shares    Price       Shares      Price      Shares Price
--------------------------------------------------------------------------------
Outstanding, beginning
   of year            88,043    $14.43    110,249   $14.43    110,249    $14.43
Exercised             (3,119)    11.16    (22,206)   14.70         --        --
                     -------    ------    -------   ------    --------   -------
Outstanding,
  end of year         84,924    $14.48     88,043   $14.40    110,249    $14.43
                     =======    ======    =======   ======    =======    =======
Options exercisable at
   year end           84,924               88,043             101,327


     As of September 30, 2005, other information by exercise price for options outstanding is as follows:

                                               Weighted-
                          Number                Average
                            of                 Remaining
 Exercise Price          Shares            Contractual Life       Exercisable
-------------------------------------------------------------------------------
$11.16                   38,699              .5 years                 38,699
$13.05                   18,473             2.0 years                 18,473
$13.78                    4,752             3.0 years                  4,752
$21.50                   23,000             3.5 years                 23,000
                 --------------                              ---------------
                         84,924                                       84,924
                 ===============                              ===============

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 18: Earnings Per Share

     Earnings per share (EPS) were computed as follows:
                                                                2005
                                                              Weighted-
                                                              Average  Per-Share
                                                    Income     Shares   Amount
                                                 -------------------------------
 Basic Earnings Per Share
     Net income available to common stockholders  $4,129,607   3,357,018  $1.23
 Effect of Dilutive Securities
     Stock options                                       --       23,340
                                                  -----------  ----------
 Diluted Earnings Per Share
     Income available to common stockholders and
       assumed conversions                        $4,129,607   3,380,358  $1.22
                                                  ==========   =========


                                                                2004
                                                              Weighted-
                                                              Average  Per-Share
                                                    Income     Shares   Amount
                                                  --------------------------
 Basic Earnings Per Share
     Net income available to common stockholders  $4,734,197   3,382,135  $1.40
 Effect of Dilutive Securities
     Stock options                                        --      32,950
                                                  -----------  ----------
 Diluted Earnings Per Share
     Income available to common stockholders and
       assumed conversions                        $4,734,197   3,415,085  $1.39
                                                  ==========   =========


                                                         2003
                                                              Weighted-
                                                              Average  Per-Share
                                                    Income     Shares   Amount
                                                 -------------------------------
 Basic Earnings Per Share
     Net income available to common stockholders  $5,749,305   3,435,112  $1.67
 Effect of Dilutive Securities
     Stock options and RRP awards                         --      27,646
                                                  ----------   ---------
 Diluted Earnings Per Share
     Income available to common stockholders and
       assumed conversions                        $5,749,305   3,462,758  $1.66
                                                  ==========   =========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 19: Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

     Interest-bearing Deposits - The fair value of interest-bearing time deposits approximates carrying value.

     Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

     Loans and Loans Held for Sale - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Interest    Receivable/Payable    -   The   fair    values   of    interest
     receivable/payable approximate carrying values.

     FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

     Short-term   Borrowings   -  The  fair  value  of   short-term   borrowings
     approximates carrying value.

     Federal Home Loan Bank advances - The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar advances.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


     The estimated fair values of the Company's financial instruments are as follows:

                                         2005                        2004
                               Carrying        Fair        Carrying      Fair
                                Amount         Value         Amount      Value
                             ---------------------------------------------------
Assets
 Cash and cash equivalents  $  9,889,657  $  9,889,657 $ 10,924,820 $ 10,924,820
 Interest-bearing time
   deposits                    3,467,031     3,467,031    3,071,046    3,071,046
 Investment securities
   available for sale         97,679,656    97,679,656   95,681,497   95,681,497
 Investment securities held
   to maturity                   751,234       767,075    1,111,754    1,144,383
 Loans, including loans
   held for sale             355,854,433   355,225,000  360,454,908  367,834,000
 Stock in FHLB                 4,888,200     4,888,200    4,736,500    4,736,500
Liabilities
 Deposits                    360,243,356   358,591,000  370,824,854  372,390,000
 Short-term borrowings           881,225       881,225    3,321,460    3,321,460
 Federal Home Loan Bank
   advances                   59,250,000    60,286,000   50,100,000   53,447,000


Note 20: Quarterly Results of Operations (Unaudited)

                                                                                                 Basic
                                                         Provision                  Average     Earnings
Quarter        Interest       Interest     Net Interest     For         Net         Shares        Per
Ending          Income        Expense         Income   Loan Losses     Income      Outstanding    Share
-------------------------------------------------------------------------------------------------------
 Dec 04       $ 6,683,281   $ 2,519,189    $ 4,164,092   $ 29,850    $1,114,225    3,367,082   $0.33
 Mar 05         6,699,713     2,547,122      4,152,591      2,603     1,013,118    3,364,102    0.30
 Jun 05         6,761,392     2,632,747      4,128,645     15,157     1,167,772    3,355,549    0.35
 Sep 05         6,804,953     2,764,013      4,040,940     19,534       834,492    3,341,477    0.25
              -----------   -----------    -----------   --------    ----------
              $26,949,339   $10,463,071    $16,486,268   $ 67,144    $4,129,607
              ===========   ===========    ===========   ========    ==========

 Dec 03       $ 6,844,042   $ 2,656,575    $ 4,187,467   $ 41,196    $1,276,439    3,402,938   $0.38
 Mar 04         6,714,082     2,584,346      4,129,736     41,801     1,108,833    3,385,104    0.33
 Jun 04         6,592,868     2,542,286      4,050,582     21,121     1,135,804    3,371,266    0.34
 Sep 04 (a)     6,715,642     2,552,735      4,162,907    (63,744)    1,213,121    3,369,147    0.36
              -----------   -----------    -----------   --------    ----------
              $26,866,634   $10,335,942    $16,530,692   $ 40,374    $4,734,197
              ===========   ===========    ===========   ========    ==========


     (a) Net income and earnings per share in the fourth quarter of 2004 were affected by an adjustment to the provision for loan losses based on management's quarterly evaluation of the loan portfolio and the related allowance for loan losses.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 21: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
     position, results of operations and cash flows of the Company.

                                   Condensed Balance Sheets

                                                    2005            2004
                                               ------------------------------
 Assets
     Cash                                        $ 3,060,960     $ 3,929,051
     Investment in subsidiaries                   58,101,139      56,714,406
     Securities available for sale                 4,298,799       4,655,545
     Other assets                                    353,981         352,734
                                                 ------------    ------------
        Total assets                             $65,814,879     $65,651,736
                                                 ============    ============

 Liabilities
     Dividends payable on common stock           $   630,451     $   603,725
     Other                                                46          56,451
                                                 ------------    ------------
        Total liabilities                            630,497         660,176
                                                 ------------    ------------
 Stockholders' Equity
     Common stock                                  3,340,424       3,367,803
     Additional paid-in capital                    5,445,246       6,002,637
     Retained earnings                            57,400,320      55,711,953
     Accumulated other comprehensive income       (1,001,608)        (90,833)
                                                 ------------    ------------
                                                  65,184,382      64,991,560
                                                 ------------    ------------

Total liabilities and stockholders' equity       $65,814,879     $65,651,736
                                                 ============    ============

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


                                          Condensed Statements of Income

                                                2005         2004        2003
                                             ----------------------------------
Income
   Dividends from subsidiaries                $1,900,000  $4,000,000 $4,000,000
   Interest on investments                       197,249     171,220    196,705
   Net gain (losses) on available-for-sale
     securities                                   11,114    (471,946)        --
                                              ----------  ----------  ----------
                                               2,108,363   3,699,274  4,196,705
Expenses                                       (187,627)   (144,775)   (144,012)
                                               ----------  ---------  ----------
Income before equity in undistributed income
   of subsidiaries and income tax expense     1,920,736   3,554,499   4,052,693
Equity in undistributed
  income of subsidiaries                      2,212,954     705,950   1,703,737
                                             ----------  ----------  -----------
Income before income tax                      4,133,690   4,260,449   5,756,430
Income tax expense (benefit)                      4,083    (473,748)      7,125
                                             ----------  ----------  -----------
Net income                                   $4,129,607  $4,734,197  $5,749,305
                                             ==========  ==========  ===========


                             Condensed Statements of Cash Flows

                                             2005          2004         2003
                                          -------------------------------------

Net cash provided by operating activities $ 1,904,064  $ 4,032,062  $ 4,046,297
                                          -----------  -----------  -----------
Cash flows from investing activities
  Proceeds from sales of securities
    available for sale                        227,129            -           --
  Proceeds from maturities of securities
    held to maturity                                --           -       40,000
  Proceeds from maturities and calls of
    securities available for sale                   --      223,72      198,238
                                          ------------ -----------  -----------
     Net cash provided by investing
        activities                            227,129      223,728      238,238
                                          -----------  -----------  -----------

Cash flows from financing activities
  Stock repurchased                          (619,547)  (1,804,947     (513,523)
  Stock options exercised                      34,777      326,279           --
  Cash dividends                           (2,414,514)  (2,300,788   (2,201,904)
                                          -----------  -----------  -----------
     Net cash used in financing activities (2,999,284)  (3,779,456   (2,715,427)
                                          -----------  -----------  -----------

Net change in cash                           (868,091)     476,334    1,569,108

Cash at beginning of year                   3,929,051    3,452,717    1,883,609
                                          -----------  -----------  -----------
Cash at end of year                       $ 3,060,960  $ 3,929,051  $ 3,452,717
                                          ===========  ===========  ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2005, 2004 and 2003


Note 22: Future Accounting Pronouncements

     On April 14, 2005, the SEC amended the compliance date for Financial Accounting Standards Board (FASB) Statement No. 123(R), Share Based Payment, (SFAS No. 123(R)) from the beginning of the first interim or annual period that begins after June 15, 2005 to the first fiscal year beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company will adopt SFAS No. 123(R) as of October 1, 2005. The adoption of SFAS No. 123(R) will not have any effect on the Company's financial position, results of operations and cash flows as all outstanding options were fully vested prior to October 1, 2005.

     The FASB has issued a proposed amendment to SFAS No. 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The primary impact on the Company of the proposed amendment to SFAS No. 128 would be to change the computation of year-to-date diluted earnings per share (EPS) using the treasury stock method.

     Currently, SFAS No. 128 requires that the number of incremental shares included in the denominator be determined by computing a year-to-date weighted average of the number of incremental shares included in each quarterly diluted EPS computation. Under this proposed Statement, the number of incremental shares included in year-to-date diluted EPS would be computed using the average market price of common shares for the year-to-date period, independent of the quarterly computations. This computational change is not expected to have a significant impact on the Company's diluted earnings per share.